Exhibit 99.1

FOR IMMEDIATE RELEASE

Acusphere Announces Results of FDA Advisory Committee Meeting

WATERTOWN, Mass., December 10, 2008 – Acusphere, Inc. (NASDAQ: ACUS) today announced that the Cardiovascular and Renal Drugs Advisory Committee of the U.S. Food and Drug Administration advised that the diagnostic benefit of contrast enhancement using Acusphere’s ImagifyTM (Perflubutane Polymer Microspheres) for Injectable Suspension is not sufficient to justify the risks associated with the product.  The vote was sixteen against, one in favor and one abstention.  The Committee also discussed concerns that they would like addressed to support approval of the product for the detection of coronary artery disease.

“We appreciate the support Imagify has received from a wide variety of cardiologists, who are eager for FDA to enable them to use the drug in their practices to improve accessibility, reduce costs and avoid exposure to radiation,” said Sherri C. Oberg, President and CEO, Acusphere.  “We continue to believe in Imagify for its intended purpose and will work with FDA through the completion of the review process to determine what additional information might be required for approval.”

The Advisory Committee’s recommendations, while not binding, will be considered by the FDA in its review of the New Drug Application (NDA) of Imagify. The expected FDA target action date for Imagify under the Prescription Drug User Fee Act (PDUFA) is February 28, 2009.

Conference Call

Acusphere plans to hold a conference call with investors tomorrow, Thursday, December 11, 2008, commencing at 8:30 am (Eastern Time). The conference call will cover the Advisory Committee meeting, and will be led by Sherri C. Oberg, President and Chief Executive Officer and Lawrence A. Gyenes, Senior Vice President and Chief Financial Officer. These Acusphere representatives will also be available for investor questions. The conference may be heard live via the investor relations section of the Company’s website at www.acusphere.com or by dialing 1-800-299-7635, or internationally 1-617-786-2901 using the confirmation code: 52594832. After the conference call, a replay of the call webcast will be made available via the Company’s web site and a telephone replay will be available through January 11, 2009, by dialing 1-888-286-8010, or internationally 1-617-801-6888, using the confirmation code: 50372331.

About ImagifyTM

ImagifyTM (Perflubutane Polymer Microspheres) for Injectable Suspension, is an investigational new drug developed to assess perfusion using ultrasound (or echocardiography) for the detection of coronary artery disease. Myocardial perfusion is blood flow in the heart muscle and is a sensitive marker of coronary artery disease. Currently, perfusion information is not available using cardiac ultrasound but must be obtained using a nuclear stress test, which is the most frequently used imaging procedure for detecting coronary artery disease. Imagify is designed to provide real-time perfusion information with quicker results, lower cost, broader access and no exposure to radiation compared with nuclear stress tests. Imagify was designed to be used with commercially available ultrasound equipment and established imaging techniques.

About Acusphere, Inc.

Acusphere (NASDAQ: ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microsphere technology. We are focused on developing proprietary drugs that can offer significant benefits such as improved safety and efficacy, increased patient compliance, greater ease of use, expanded indications or reduced cost. Our lead product candidate, ImagifyTM (Perflubutane Polymer Microspheres) for Injectable Suspension, is a cardiovascular drug for the detection of coronary artery disease, the leading cause of death in the United States, for which a New Drug Application (NDA) was submitted to the U.S. Food & Drug Administration (FDA) in April 2008 and filed in June 2008. Imagify is designed to enable ultrasound to compete more effectively with nuclear stress testing, the leading procedure for detecting coronary artery disease. It is estimated that more than 10 million procedures are done each year in the U.S. to detect coronary artery disease, the leading cause of death in the United States. The Company estimates that the potential annual U.S. market opportunity for Imagify exceeds $2 billion. Imagify and the Company’s other product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microspheres in a versatile manner that allows them to be customized to address the delivery needs of a variety of drugs. For more information about Acusphere visit the Company’s web site at www.acusphere.com.

“Acusphere” and “Imagify” are trademarks of Acusphere, Inc.

The above press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, including statements regarding the development and commercial opportunity for Imagify. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses and existing capital obligations, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding regulatory evaluation of the Company’s statistical analysis plan and clinical trial results and uncertainties regarding the potential effects of not achieving clinical endpoints, limited time to date for the Company to review the details of the clinical trial results, future capital needs and uncertainty of additional financing, uncertainties regarding the cost, timing and ultimate success of the qualification of the Company’s commercial manufacturing facility in accordance with applicable regulatory requirements, complex manufacturing, high quality requirements, lack of commercial manufacturing experience, dependence on third-party manufacturers, suppliers and collaborators, uncertainties associated with intellectual property, competition, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

#  #  #

Contact:
Lawrence A. Gyenes, Chief Financial Officer	Investors:
617-648-8800	Tel: (617) 925-3444
Email: IR@acusphere.com
Acusphere, Inc.

Media:
Dave Schemelia
HealthStar Public Relations
Tel: (609) 468-9325